CONTACT: Julie Prozeller

Financial Dynamics

Tel: 212-850-5608

ALLIANCE DATA COMMENCES LITIGATION
AGAINST BLACKSTONE ENTITIES

Dallas, TX, January 30, 2008 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that it has filed a lawsuit against Aladdin Solutions, Inc. (f/k/a Aladdin Holdco, Inc.) and Aladdin Merger Sub, Inc. (together, “Blackstone”), the acquisition entities formed by affiliates of The Blackstone Group to acquire Alliance Data pursuant to the terms of a May 17, 2007 merger agreement. The lawsuit, filed in the Delaware Court of Chancery, seeks specific performance to compel Blackstone to comply with its obligations under the merger agreement, including its covenants to use reasonable best efforts to obtain required regulatory approvals and to consummate the merger, and such other relief as the Chancery Court may deem just and proper.

As previously announced, after market close on Friday, January 25, 2008, Alliance Data received a notice from Blackstone pursuant to the terms of the merger agreement stating Blackstone’s belief that the condition to closing the merger relating to obtaining approvals from the Office of the Comptroller of the Currency (the “OCC”) was not likely to be satisfied. Blackstone’s notice stated that the OCC is “demanding that extraordinary measures be taken by ADS, Holdco and various Blackstone entities in connection with the Change in Control Notice” that “represent operational and financial burdens on ADS, Holdco and Blackstone that cannot be reasonably assumed.”

In subsequent communications from Blackstone’s representatives to the Company, Blackstone stated that it is unwilling to satisfy fundamental requirements specified in the OCC letter. Blackstone also expressed its belief that alternative solutions that would be acceptable to Blackstone would not satisfy the OCC, and therefore that further negotiations with the OCC would be futile.

The lawsuit asserts that Blackstone has failed to use good faith or reasonable best efforts to negotiate or otherwise attempt to reach a resolution and obtain required approvals from the OCC with respect to the change of control of World Financial Network National Bank (“WFNNB”), Alliance Data’s bank subsidiary. Based on experience with similar banks, the OCC has asked that safeguards be put into place to assure the safe ongoing operation of WFNNB post-closing, to memorialize the obligation of the bank’s parent company to support the bank, and to establish a support mechanism in the unlikely event that the bank’s soundness were to deteriorate and the support of the parent company were unavailable.

As detailed in its complaint, the Company believes that the OCC’s requests are reasonable and that Blackstone has the ability to satisfy them and obtain the required approvals, but that Blackstone has chosen not to do so as part of its apparent business decision not to complete the merger on its terms, if at all. Notwithstanding Blackstone’s selective public comments since the date of its notice to the Company, Blackstone has repeatedly made clear in its communications to Alliance Data that Blackstone is unwilling to offer the OCC anything beyond what the OCC has already indicated is insufficient and is thus unwilling to consummate the merger. A copy of the complaint filed today in the Delaware Chancery Court will be attached to the Company’s current report on Form 8-K to be filed with the SEC later today.

The Company’s board of directors believes that the lawsuit is in the best interests of the Company and its stockholders.

Akin Gump Strauss Hauer & Feld LLP and Delaware law firm Prickett, Jones & Elliott, P.A. are representing Alliance Data in the litigation.

The Company’s fourth-quarter and year-end 2007 earnings and 2008 outlook announcement will be made today at 3 p.m. Central/4 p.m. Eastern.

Alliance Data’s management will not be taking calls or responding to emails with regard to the transaction or otherwise at this time.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the Company, visit its website, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the proposed merger, including the risk that conditions to closing, including the condition relating to OCC approval, may not be satisfied and that the proposed merger may not be consummated, as well as risks and uncertainties arising from actions that the respective parties to the merger agreement may take in response to the developments discussed in this release and the filing or outcome of the litigation commenced by the Company against Blackstone. The Company cannot provide any assurance that the conditions to closing the transactions will be satisfied or that the proposed merger will be completed. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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